Exhibit 99.1

157 Broad Street • Suite 109 • Red Bank, NJ 07701 • 732.741.2840 • www.PeopleString.com

FOR IMMEDIATE RELEASE

Beta Release of the PeopleString Social Portal
Features new “InstaPortal” Technology

RED BANK, N. J., January 25, 2011: -- PeopleString Corporation (OTCBB: PLPE) announced today the Beta release of its new Social Portal, featuring its patent pending “InstaPortal” technology. The Social Portal allows users to create new social relationships and aggregate existing ones, such as Facebook and Twitter, in order to share in the financial benefits of their social connections. PeopleString’s recently released “InstaPortal” enables users to create their own social portal pages that feature continually updating slices of their favorite websites. Users can quickly preview, organize and visit their favorite sites and social networks.

PeopleString offers a wide array of content and organizational tools such as tabs, favorites, widgets, rss feeds, search, email, social games and connection tools for other social networks. Additionally, PeopleString has its own social network that features friend requests, blogs, message boards, photo albums, event invites, games, virtual goods and many other tools to connect and stay in touch with the “string” that you create.

“We see the opportunity for leveraging existing social relationships into a social group selling platform as one of the most exciting applications of the PeopleString technology. A single consumer does not have much clout, but by harnessing their social relationships you are creating a potentially powerful force that reshape traditional methods of marketing.” stated Darin Myman, President and CEO.

About PeopleString

PeopleString Corporation (OTCBB: PLPE) owns and operates the PeopleString.com’s Social Portal that features its patent pending “Insta Portal” technology. Insta Portal allows users to put pieces of their favorite websites on their own PeopleString homepage. The PeopleString Social Portal allows users to organize their favorite sites and pieces of their favorite sites as tabs, bookmarks or Insta Portal previews. PeopleString also provides a Social Group Selling platform that rewards users for creating social affiliations by referring friends and businesses to PeopleString. The social network created generates rewards for the user each time any other user in their social network earns them. For more information, visit http://www.peoplestring.com.

Forward-Looking Statements

Statements about the future expectations of PeopleString Corporation, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. PeopleString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, PeopleString Corporation’s actual results could differ materially from expected results.

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CONTACTS:
Darin Myman, PeopleString Corporation, 732-741-2840, dmyman@peoplestring.com
Howard Greene, Greene Inc., 516-825-0400, greenepr@aol.com.